Exhibit 2.01

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2021, VTEX (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares, par value US$0.0001 per share	VTEX	New York Stock Exchange

We were incorporated on July 25, 2018, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (Revised) of the Cayman Islands, or the Companies Act.

Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is 4th floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KYI-1002, Cayman Islands.

CLASS A COMMON SHARES

Item 9. General

9.A.3. Premptive rights

See “—Item 10.B Memorandum and articles of association—Preemptive or Similar Rights” below.

9.A.5 Type and class of securities

Our Articles of Association authorize the issuance of up to 2,100,000,000 common shares of our authorized share capital. As of the date of this annual report, 75,159,606 Class A common shares and 115,869,036 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one (1) vote per share, and Class B common shares, which are entitled to ten (10) per share. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares.”

Item 9.A.6. Limitations or qualifications

Not applicable.

Item 9.A.7. Other rights

Not applicable.

Item 10.B Memorandum and Articles of Association

The following is a summary of the material provisions of our authorized share capital and our Articles of Association. This discussion does not purport to be complete and is qualified in its entirety by reference to our Memorandum and Articles of Association. The form of our Articles of Association is filed as an exhibit to this annual report.

General

We were incorporated on July 25, 2018, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (Revised) of the Cayman Islands, or the Companies Act.

Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is 4th floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KYI-1002, Cayman Islands.

Our Class A common shares have been approved for listing on the NYSE under the symbol “VTEX.”

The following is a summary of the material provisions of our authorized share capital and our Articles of Association.

Share Capital

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one (1) vote per share, and Class B common shares, which are entitled to ten (10) per share. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares.”

Our Articles of Association authorize the issuance of up to 2,100,000,000 common shares of our authorized share capital. As of the date of this annual report, 75,159,606 Class A common shares and 115,869,036 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

Treasury Stock

At the date of this annual report, we have no shares in treasury.

Issuance of Shares

Except as expressly provided in our Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, we shall not issue bearer shares.

Our Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; or (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one

voting ratio between our Class B common shares and Class A common shares, means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude investors’ ability to influence corporate matters for the foreseeable future.

Our Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.

Fiscal Year

Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holder of Class B common shares is entitled to ten (10) votes per share, whereas holders of Class A common shares are entitled to one (1) vote per share; and (2) Class B common shares have certain conversion rights. For more information see “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Our Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(1) Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2) the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3) the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share; and (2) on the election of the holders of (A) two-thirds of the then issued and outstanding Class B common shares, prior to the tenth anniversary of our initial public offering, and (B) the majority of the then issued and outstanding Class B common shares following the tenth anniversary of our initial public offering.

In addition, each Class B common share will convert automatically into one Class A common share upon (1) any transfer, whether or not for value, except for certain transfers described in our Articles of Association, including transfer between controlling shareholders, transfers to affiliates and for tax and estate planning purposes, so long as the transferring holder continues to hold voting and dispositive power with respect to the shares transferred, or in the case of the controlling shareholders, one of the controlling shareholders continues to hold voting and dispositive power with respect to the shares transferred; or (2) if, at any time, the total number of the issued and outstanding Class B common shares represents less than 10% of the total number of shares outstanding.

Furthermore, the Company has agreed with each of the controlling shareholders that the Class B common shares held by each controlling shareholder will convert automatically into one Class A common share on the ninety-day anniversary of the death or permanent disability of such controlling shareholder, provided, however, that during such period the surviving controlling shareholder shall have the option (but not the obligation) to receive such Class B common shares in exchange for Class A common shares at a ratio of 1-to-1.

Equal Status

Except as expressly provided in our Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which we are a party; or (2) any tender or exchange offer by us to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one (1) vote per Class A common share and ten (10) per Class B common share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors; provided, that our board of directors has the discretion as to whether or not to hold an annual general meeting in 2021. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders will be held where the directors so decide. To the extent permitted by law, annual general meetings may also be held virtually.

The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Our Articles of Association provides that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for substantially all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.

Pursuant to our Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into us.

Changes to Capital

Pursuant to the Articles of Association, we may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Articles of Association, we may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase its own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any of our shareholder may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE or any other form approved by the Company’s board of directors.

The Class A common shares are traded on the NYSE in book-entry form and may be transferred in accordance with our Articles of Association and the NYSE rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

•

the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in our favor; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles of Association permit us to purchase our own common shares, subject to certain restrictions. The board of directors may only exercise this power on our behalf, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. The Articles of Association provide that, unless otherwise determined by an ordinary resolution of shareholders, the board of directors will be composed of four (4) to eleven (11) directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while our shares are admitted to trading on the NYSE and we meet all other requirements set forth by U.S. securities laws to continue to qualify as a foreign private issuer, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal. Notwithstanding the foregoing, our controlling shareholders may appoint: (1) a majority of the total number of directors rounded upward to the nearest whole number, for so long as they hold at least 25% of our outstanding voting power; (2) 25% total number of directors rounded upward to the nearest whole number, for so long as they hold at least 10% of our outstanding voting power; and (3) 10% total number of directors rounded upward to the nearest whole number, for so long as they hold less than 10% but more than 5% of our outstanding voting power. The controlling shareholders may in like manner remove such director(s) appointed by them and appoint such replacement director(s).

Our Articles of Association provide that from and after the date on which our controlling shareholders (and/or their respective affiliates) no longer constitute a group that beneficially owns more than 50% of our outstanding voting power on the classifying date, (the Classifying Date), the directors shall be divided into three classes designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual general meeting of the shareholders following the annual general meeting of the shareholders at which such director was elected as subject to the provisions of our Articles of Association, and being understood that for the first designation, directors initially designated as Class I Directors shall serve for a term ending on the date of the first annual general shareholders’ meeting following the Classifying Date, directors initially designated as Class II directors shall serve for a term ending on the second annual general meeting of shareholders following the Classifying Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual general meeting of the shareholders following the Classifying Date. For so long as our controlling shareholders hold at least 25% of our outstanding voting power, the directors appointed by our controlling shareholders shall be allocated to Class III and for so long as they hold more than 25% of our outstanding voting power (and therefore have the power to appoint a majority of the directors), the directors appointed by our controlling shareholders shall be allocated to Class III (which will accordingly be comprised solely of such directors) and the remainder of the directors appointed by our controlling shareholders will be allocated to Class II unless, in each case, our controlling shareholders otherwise determine.

Our directors are Geraldo do Carmo Thomaz Júnior, Mariano Gomide de Faria, Paulo Thiago Passoni, Francisco Alvarez-Demalde, Alejandro Raul Scannapieco, Arshad Matin and Benoit Jean-Claude Marie Fouilland. Alejandro Raul Scannapieco and Benoit Jean-Claude Marie Fouilland are members of our audit committee and “independent” as that term is defined under Rule 10A-3 of the Exchange Act. Arshad Matin is a member of our compensation committee and would be “independent” as that term is defined under Section 303A.02 of the Corporate Governance Rules of the NYSE.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

Grounds for Removing a Director

Except for directors appointed by the controlling shareholders, which may be removed by them at any time at their discretion, before the expiration of his or her term of office, a director may only be removed for cause by ordinary resolution in accordance with the provisions of our Articles of Association. Cause shall mean, in relation to a director, the occurrence of any of the following events: (1) the person’s conviction by final judgment issued by a competent court or declaration of guilt before a competent court with respect to any offense considered an intentional crime or punishable by detention, or a torpid act, intentional fraud, improbity, theft or anti-ethic business conduct in the jurisdiction involved; (2) fraud, theft, financial dishonesty, misappropriation or embezzlement of funds by the person, whether before or after the date of his/her election, that adversely affects us; (3) breach or willful misconduct by the person in the performance of its obligations, including, among others, (a) uninterrupted or repeated omission or refusal to perform the obligations and duties established in the Articles of Association or in the applicable laws, (b) incapacity, by the person, to comply with the obligations and duties as a result of an alcohol or drug addiction; or (4) willful misconduct that causes material damages to or that adversely affects the financial situation or our commercial reputation.

The notice of the general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

Our Articles of Association provide that our business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two (2) directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote. Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place in any location the directors may determine.

Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of VTEX, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Chairman and Vice-Chairman

Our board of directors will have at least one chairman who is elected and appointed by the controlling shareholders to act as the chairman at board meetings as long as the controlling shareholders hold at least 50% of all outstanding voting powers of the shareholders. Where the controlling shareholders do not have such voting power then the board of directors shall have a chairman elected and appointed by the board of directors to act as the chairman at board meetings. A vice-chairman may be elected to act in the absence of the chairman at board meetings in the same manner as above including controlling shareholders appointment.

The period for which the chairman and/or the vice-chairman shall hold office shall be determined in accordance with the Articles of Association. The chairman shall preside as chairman at every meeting of the board of directors at which he is present. Where the chairman is not present at a meeting of the board of directors, the vice-chairman, if any, shall act as chairman, or in his absence, the attending directors of the board of directors may choose one director to be the chairman of the meeting.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

The Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of shareholders reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of shareholders maintained by a company should be rectified where it considers that the register of shareholders does not reflect the correct legal position. If an application for an order for rectification of the register of shareholders were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Takeover Provisions in our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of our controlling shareholders. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

Our Class B common shares are entitled to ten (10) votes per share, while the Class A common shares are entitled to one (1) vote per share. Our controlling shareholders own a majority of our Class B common shares, they have the ability to elect certain directors (see “—Appointment, Disqualification and Removal of Directors” above) and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as our controlling shareholders have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of VTEX, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving investors as a holder of Class A common shares of an opportunity to sell their Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of VTEX.

Preferred Shares

Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in our best interests.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control VTEX; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights

We entered into a registration rights agreement with certain pre-IPO shareholders representing a substantial portion of our issued share capital pursuant to which we granted them customary registration rights for the resale of the Class A common shares held by them (including Class A common shares acquired upon conversion of Class B common shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Class A common shares covered by a registration statement will be eligible for sales in the public. In addition, even if such shareholders do not exercise their formal registration rights, they or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.